Exhibit 99.1

PRESS RELEASE	UNIVISION COMMUNICATIONS INC.

Investor Contact:	Media Contact:
Diana Vesga	Debbie Miller/Brooke Morganstein
Univision Communications Inc.	Citigate Sard Verbinnen
310-556-7695	212-687-8080

UNIVISION ANNOUNCES 2004 FULL YEAR AND FOURTH QUARTER RESULTS

Full Year Net Revenue Increases 36%

Full Year Operating Income Before Depreciation and Amortization Increases 37%

Full Year Net Income Increases 65%; EPS Increases From $0.55 to $0.72

Univision and TeleFutura Networks Both Break Adult 18-49 Primetime Viewership Records;

TeleFutura In Virtual Tie With Telemundo, Behind Only Univision in Total Day

Univision Radio Re-Claims #1 Spanish-Language Radio Station Among Adults 25-54 in Los Angeles

LOS ANGELES, CA, February 28, 2005 – Univision Communications Inc. (NYSE: UVN), the leading Spanish-language media company in the United States, today announced financial results for the full year and fourth quarter ended December 31, 2004, in line with full year and fourth quarter guidance as to net revenues, operating income before depreciation and amortization and earnings per share.

Consolidated 2004 net revenue increased 36% to $1,786.9 million from $1,311.0 million in 2003. Operating income before depreciation and amortization(1) increased 37% to $594.6 million in 2004 from $433.6 million in 2003. Net income increased 65% to $255.9 million in 2004 from $155.4 million in 2003 and diluted earnings per share increased to $0.72 in 2004 from $0.55 in 2003 (consistent with guidance of $0.71 to $0.73 cents per share).

Comparing 2004 consolidated results to 2003 on a pro forma basis(2), giving effect to the merger between the Company and Hispanic Broadcasting Corporation as if it had occurred on January 1, 2003, net revenue increased 18% to $1,786.9 million from $1,514.9 million in 2003. Operating income before depreciation and amortization increased 23% to $594.6 million in 2004 from $481.9 million in 2003. Net income increased 51% to $255.9 million in 2004 from $169.9 million in 2003 and diluted earnings per share increased to $0.72 in 2004 from $0.48 in 2003.

Comparing 2004 consolidated results, excluding the effect of the variable interest entities (“VIE’s”)(3) in 2004, to 2003 on a pro forma basis, net revenue increased 12% to $1,690.9 million from $1,514.9 in 2003 which is consistent with guidance of low double digits percentage growth. Excluding 2003 merger expenses of $14.3 million, operating income before depreciation and amortization increased 16% which is consistent with guidance of mid teen percentage growth.

A. Jerrold Perenchio, Chairman and Chief Executive Officer said, “I am proud of Univision Communications’ 2004 results, and based on the terrific momentum in our television and radio ratings, I believe we are positioned for growth and success in 2005 and beyond.”

Ray Rodriguez, President and Chief Operating Officer, added, “Univision is America’s undisputed leader in Spanish-language media and our growth continues.  In our first full calendar year with Univision Radio, we

(1)  See tables on page 7 for a reconciliation of the non-GAAP (Generally Accepted Accounting Principles) term “operating income before depreciation and amortization” to net income, which is the most directly comparable GAAP financial measure.

(2) See Page 2 – Pro Forma Results.

(3) See Page 10 – Adoption of FIN 46 “Consolidation of Variable Interest Entities.”

were able to offer advertisers valuable cross-platform opportunities. Thanks to our unique ability to reach our audiences in their homes, offices and cars, we are confident that this year, we will continue to grow with advertisers who want to reach our nation’s Hispanic audience in effective and compelling ways.”

The following table sets forth the Company’s unaudited financial performance for the twelve months ended December 31, 2004 and 2003 by segment.

	Year Ended December 31,
Unaudited $ in millions	Net Revenues		Operating Income (Loss) Before Depreciation and Amortization
	2004	2003	2004	2003
Television (a)	$1,261.8	$1,098.3	$461.4	$402.2
Radio (b)	328.4	83.6	116.6	30.9
Music (c)	178.6	113.2	23.3	9.5
Internet	18.1	15.9	(6.7)	(9.0)
Consolidated (d)	$1,786.9	$1,311.0	$594.6	$433.6

(a) The Company began accounting for its variable interest entities (“VIEs”) on March 31, 2004. The TV-related VIE contributed $46.1 million of net revenues and $10.5 million of operating income before depreciation and amortization for the twelve months ended December 31, 2004.

(b) Radio was acquired on September 22, 2003.

(c) The Music-related VIE contributed $51.0 million of net revenues and $9.8 million of operating income before depreciation and amortization for the twelve months ended December 31, 2004.

(d) The VIEs contributed in total $97.1 million of net revenues and $20.3 million of operating income before depreciation and amortization for the twelve months ended December 31, 2004.

PRO FORMA RESULTS

The following unaudited pro forma information gives effect to the merger between the Company and Hispanic Broadcasting Corporation, now called Univision Radio, and assumes that the transaction had occurred as of January 1, 2003. The pro forma information is presented for informational purposes only. You should not rely on the pro forma information as an indication of the results of operations of future periods or the results that actually would have been realized had the companies been a single company during the period presented. The pro forma information is based upon available information and upon certain assumptions that management of the Company believes are reasonable. The Company accounted for the merger under the purchase method of accounting. The pro forma information does not reflect any pro forma adjustments for other acquisitions in 2003 by the Company or Hispanic Broadcasting Corporation, as the acquisitions do not individually or in the aggregate exceed the threshold for reporting of a significant subsidiary.

	Year Ended December 31,
Unaudited	Actual	Pro forma
$ in millions (except per share data)	2004	2003	Change
Net revenues	$1,786.9	$1,514.9	+18%
Operating Income Before Depreciation and Amortization	594.6	481.9	+23%
Net income	255.9	169.9	+51%
Basic Earnings Per Share	0.79	0.53	+49%
Diluted Earnings Per Share	0.72	0.48	+50%

On a pro forma basis, excluding the VIEs for the twelve months ended December 31, 2004, net revenues increased 11.6% and operating income before depreciation and amortization increased 19.3%. The VIEs contributed $97.1 million to net revenues for the twelve months ended December 31, 2004 or 6.4% of the increase in net revenues. The VIEs contributed $20.3 million to operating income before depreciation and amortization for the twelve months ended December 31, 2004 or 4.2% of the increase in operating income before depreciation and amortization. The consolidation of the VIEs had no impact on the Company’s net income. Pro forma net income includes merger costs of $14.3 million for the twelve months ended December 31, 2003, respectively, net of tax incurred by Hispanic Broadcasting Corporation and charged to operating expense.

FOURTH QUARTER FINANCIAL RESULTS

Consolidated fourth quarter 2004 net revenue increased 13% to $461.3 million from $408.1 million in 2003. Operating income before depreciation and amortization increased 7% to $159.1 million in 2004 from $148.3 million in 2003. Net income increased 14% to $67.2 million in 2004 from $58.9 million in 2003 and diluted earnings per share increased to $0.19 in 2004 from $0.17 in 2003 (consistent with guidance of $0.18 to $0.20 per share).

Excluding the effect of the variable interest entities (“VIE’s”) in 2004, fourth quarter net revenue increased 6% to $432.0 million (consistent with guidance of low to mid single digits percentage growth). Operating income before depreciation and amortization increased 4% to $154.1 million (consistent with guidance of flat to an increase of mid single digits percentage growth).

The following table sets forth the Company’s unaudited financial performance for the three months ended December 31, 2004 and 2003 by segment.

	Three Months Ended December 31,
Unaudited $ in millions	Net Revenues		Operating Income (Loss) Before Depreciation and Amortization
	2004	2003	2004	2003
Television (a)	$324.8	$295.0	$127.4	$120.0
Radio (b)	84.1	76.2	30.9	27.4
Music (c)	46.9	30.9	1.6	2.1
Internet	5.5	6.0	(0.8)	(1.2)
Consolidated (d)	$461.3	$408.1	$159.1	$148.3

(a) The Company began accounting for its variable interest entities (“VIEs”) on March 31, 2004. The TV-related VIE contributed $16.9 million of net revenues and $5.8 million of operating income before depreciation and amortization for the three months ended December 31, 2004.

(b) Radio was acquired on September 22, 2003.

(c) The Music-related VIE contributed $13.5 million of net revenues and $0.1 million of operating loss before depreciation and amortization for the three months ended December 31, 2004.

(d) The VIEs contributed in total $30.4 million of net revenues and $5.7 million of operating income before depreciation and amortization for the three months ended December 31, 2004.

FIRST QUARTER GUIDANCE

For the first quarter, including the effect of the VIEs, Univision expects net revenues to increase by high teen percentages. Operating income before depreciation and amortization is expected to increase by high teen percentages. Depreciation and amortization expense is expected to be approximately $25 million.

The effect of the VIEs for the first quarter is expected to contribute net revenues of approximately $27 million and operating income before depreciation and amortization growth of 3.0% to 3.5%. Depreciation and amortization is expected to increase by approximately $2 million.

For the first quarter, excluding the effect of the VIEs, Univision expects net revenues to increase by low double digit percentages. Operating income before depreciation and amortization is expected to increase by mid teen percentages. Depreciation and amortization expense is expected to be approximately $23 million.

Diluted earnings per share is expected to increase from $0.09 in the first quarter of 2004 to between $0.10 and $0.11 in the first quarter of 2005. Diluted earnings per share will not be affected by the adoption of FIN 46.

On our corporate website, www.univision.net, please go to Financials and Other Filings in the Investor Relations section, and for the year 2003, go to Other Financial Information for copies of pro forma income statements which include the acquisition of Hispanic Broadcasting Corporation.

TELEVISION HIGHLIGHTS

Combined Univision Television Broadcast Networks’ Highlights

During the 2004 fourth quarter, the popularity of the Univision and TeleFutura Networks contributed to record overall viewing of Spanish-language television in the U.S., as 54% of Hispanic Adults 18-49 chose to watch primetime Spanish-language television over English-language television, compared to 50% one year ago.

In the quarter, the Univision and TeleFutura Networks combined reached record audience levels in every daypart among nearly every demographic compared to the audience levels achieved by both networks in the fourth quarter of 2003 (see the following chart).

% Change in
Combined Broadcast
	Demographic	Network Audience
Total Primetime
M-Su/7pm-11pm	Adults 18-34	+21 *	%
	Adults 18-49	+12 *	%

Total Day
M-Su/7am-2am	Adults 18-34	+19 *	%
	Adults 18-49	+11 *	%

* Record fourth quarter audience level achieved

Source: Nielsen Media Research, Nielsen Hispanic Television Index

Univision Network

In the 2004 fourth quarter, the Univision Network increased its Hispanic Adult 18-49 viewership 8% in primetime and 5% in total day, and its Hispanic Adult 18-34 viewership 17% in primetime and 12% in total day, reaching all time high audience levels. Univision’s audience growth compares favorably to the “Big 4” English-language networks’ combined fourth quarter Adult 18-49 audience which was flat in primetime and decreased 4% in total day, year over year. The Univision Network attracted more Hispanic Adults 18-49 and Hispanic Adults 18-34 during primetime than the combined Hispanic audiences of ABC, CBS, NBC, FOX and Telemundo. Univision broadcast 49 of the top 50 programs regardless of language among Hispanic Adults 18-49.

Locally, during the November Sweeps, Univision’s owned and operated stations in Miami, Houston, Phoenix, Fresno, and Bakersfield were the #1 stations in their markets, outdelivering all other English and Spanish-language competitors in primetime among Adults 18-49. In Miami, Phoenix and Fresno, Univision stations were also the #1 broadcast stations in any language in total day among all Adults 18-49.

TeleFutura Network

The TeleFutura Network’s fourth quarter Hispanic Adult 18-49 audience experienced growth of 34% in primetime and 40% in total day, compared to its closest competitor Telemundo’s audience, which increased only 7% in primetime and decreased 4% in total day, compared to the 2003 fourth quarter. Among Hispanic Adults 18-34, TeleFutura’s audience grew 41% in primetime and 46% in total day, while Telemundo’s increased 5% in primetime and decreased 6% in total day. In the fourth quarter, TeleFutura was in a virtual tie for the #2 position in total day, delivering 95% of Telemundo’s Hispanic Adult 18-49 audience.

In the November Sweeps, TeleFutura overtook Telemundo to secure the #2 Spanish-language network position, behind only Univision, in total day in Los Angeles, Houston, Dallas, Fresno, and Tucson among Hispanic Adults 18-49. In primetime, TeleFutura’s Hispanic Adult 18-49 audience grew 46% in Fresno, 36% in Dallas, 34% in Los Angeles, 19% in San Francisco, 16% in Houston, 14% in Tucson, and 100% in Sacramento, as compared to the 2003 fourth quarter.

Galavisión Network

During the 2004 fourth quarter, the Galavisión Network delivered its largest fourth quarter total day audience in its history, garnering audience growth of 4% among Hispanic Adults 18-49. Galavisión outdelivered all other 15 measured Spanish-language cable networks combined in total day by 23% among Hispanic Adults 18-49 and 25% among Hispanic Adults 18-34. In addition, Galavisión was the #1 cable network in any language among Hispanic Adults 18-34 during primetime.

RADIO HIGHLIGHTS

Univision Radio’s gross same station revenues grew 10% in the fourth quarter, significantly outperforming the average gross revenue growth of 1% for the industry, as a whole, as reported by the Radio Advertising Bureau. Univision Radio stations posted strong results in the Fall 2004 Arbitron book. On a market revenue weighted basis(1), Univision Radio’s audience shares grew approximately 6% compared to the same book last year, and approximately 7% over the Summer 2004 Arbitron book. With superior programming and cross promotion, Univision Radio reclaimed its position as the #1 Spanish-language radio station among Adults 25-54 in Los Angeles. Univision Radio’s three FM formats in Los Angeles are ranked in the top-10 formats among Adults 25-54, regardless of language. Univision Radio captured approximately 13% of all listening in the Adult 25-54 demographic in Los Angeles, up from 9% in the Spring 2004 book.

MUSIC HIGHLIGHTS

Univision Music Group artists accounted for an average of 43 of the top 100 Latin album titles sold in the U.S. during the 2004 fourth quarter, according to Soundscan weekly reporting. Univision Music Group was named Top Latin Album Label of the year for the second consecutive year by Billboard in its annual ranking. Additional 2004 Billboard titles won by Univision Music Group labels and artists were: Top Latin Album Artist, Top Latin Album, Top Latin Album Imprint, and Top Regional Mexican Album, among others.

INTERNET HIGHLIGHTS

Univision Online continued to grow in the 2004 fourth quarter, as it added new advertisers and built on its widespread popularity among Hispanic internet-users of all ages. Univision.com’s page impressions grew 50% and unique visits increased 58% during the 2004 fourth quarter, compared to the same quarter last year.

CONFERENCE CALL AND WEBCAST

Univision will review its quarter-end financial results in a conference call with the investment community on Monday, February 28, at 5:00 p.m. ET/2:00 p.m. PT. The call can be accessed by dialing 913-981-4900 or via webcast at www.univision.net. The webcast will be available for one year. The call transcript will also be

(1) Ratings changes between periods are weighted by the estimated market revenues as reported by Miller Kaplan & Arase available on www.univision.net and the replay will be available for five days by dialing 888-203-1112 (within U.S.) or 719-457-0820 (outside U.S.) and entering reservation number: 7723640.

ABOUT UNIVISION

Univision Communications Inc. is the premier Spanish-language media company in the United States. Its operations include Univision Network, the most-watched Spanish-language broadcast television network in the U.S. reaching 98% of U.S. Hispanic Households; TeleFutura Network, a general-interest Spanish-language broadcast television network, which was launched in 2002 and now reaches 80% of U.S. Hispanic Households; Univision Television Group, which owns and operates 27 Univision Network television stations and 1 non-Univision television station; TeleFutura Television Group, which owns and operates 33 TeleFutura Network television stations; Galavisión, the country’s leading Spanish-language cable network; Univision Radio, the leading Spanish-language radio group which owns and/or operates 68 radio stations in 17 of the top 25 U.S. Hispanic markets and 4 stations in Puerto Rico; Univision Music Group, which includes Univision Records, Fonovisa Records, and a 50% interest in Disa Records labels as well as Fonomusic and America Musical Publishing companies; and Univision Online, the premier Spanish-language Internet destination in the U.S. located at www.univision.com. Univision Communications also has a 50% interest in TuTv, a joint venture formed to broadcast Televisa’s pay television channels in the U.S., and a non-voting 30% interest in Entravision Communications Corporation, a public Spanish-language media company. Univision Communications is headquartered in Los Angeles with television network operations in Miami and television and radio stations and sales offices in major cities throughout the United States.

For more information, please visit www.univision.net.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, including those relating to Univision’s future success and growth. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include cancellations or reductions in advertising; regional downturns in economic conditions in those areas where our principal radio and television stations are located; changes in the rules and regulations of the FCC; an increase in the preference among Hispanics for English-language programming; the need for any unanticipated expenses; competitive pressures from other broadcasters and other entertainment and news media; and unanticipated interruptions in our broadcasting for any reason, including acts of terrorism. Actual results may differ materially due to these risks and uncertainties as well as those described in Univision’s filings with the Securities and Exchange Commission. Univision assumes no obligation to update forward-looking information contained in this press release.

Reconciliation of Net Revenues excluding the VIEs

The Company is using the term net revenues excluding the VIEs primarily for comparison purposes since the Company was required to consolidate the VIEs, which it does not own, in accordance with FIN 46 as of March 31, 2004.

$ in millions	Three Months Ended December 31, 2004	Year Ended December 31, 2004
Net revenues excluding VIEs	$432.0	$1,690.9
VIE net revenues	30.4	97.1
Intercompany elimination	(1.1)	(1.1)
Net Revenues	$461.3	$1,786.9

Reconciliation of Operating Income Before Depreciation and Amortization and Pro Forma Operating Income Before Depreciation and Amortization to Net Income

The Company uses the key indicator of operating income before depreciation and amortization primarily to evaluate the Company’s operating performance and for planning and forecasting future business operations. In addition, this key indicator is commonly used as a measure of performance for broadcast companies, is used by investors to measure a company’s ability to service debt and other cash needs, and provides investors the opportunity to evaluate the Company’s performance as it is viewed by management. Operating income before depreciation and amortization is not, and should not be used as, an indicator of or an alternative to operating income, net income or cash flow as reflected in the consolidated financial statements, is not a measure of financial performance under generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Since the definition of operating income before depreciation and amortization may vary among companies and industries it should not be used as a measure of performance among companies.

The tables below sets forth a reconciliation of historical operating income before depreciation and amortization to historical consolidated net income and to historical operating income for each segment, which are the most directly comparable GAAP financial measures.

Unaudited	Three Months Ended December 31, 2004
$ in millions	Consolidated		Television		Radio	Music		Internet
Operating income (loss) before depreciation and amortization	$159.1	(a)	$127.4	(a)	$30.9	$1.6	(a)	$(0.8)
Depreciation and amortization	25.5		17.4		3.3	4.0		0.8
Operating income (loss)	133.6		$110.0		$27.6	$(2.4)		$(1.6)
Other (income) expense:
Interest expense, net	19.0
Stock dividend	(0.5)
Equity loss in unconsolidated subsidiaries/ other	0.1
Amortization of deferred financing costs	0.8
Noncontrolling interest in variable interest entities	1.4
Provision for income taxes	45.6
Net income	$67.2

(a) Consolidated VIE operating income (loss) before depreciation and amortization totaled $5.7 million, the television and music VIEs contributed $5.8 million and ($0.1) million, respectively.

Unaudited	Three Months Ended December 31, 2003
$ in millions	Consolidated	Television	Radio (b)	Music	Internet
Operating income (loss) before depreciation and amortization	$148.3	$120.0	$27.4	$2.1	$(1.2)
Depreciation and amortization	25.7	16.4	5.3	2.3	1.7
Operating income (loss)	122.6	$103.6	$22.1	$(0.2)	$(2.9)
Other (income) expense:
Interest expense, net	16.2
Loss on extinguishments of debt	4.1
Equity loss in unconsolidated subsidiaries/other	2.9
Amortization of deferred financing costs	1.0
Provision for income taxes	39.5
Net income	$58.9

(b) Radio was acquired on September 22, 2003.

Unaudited	Year Ended December 31, 2004
$ in millions	Consolidated		Television		Radio	Music		Internet
Operating income (loss) before depreciation and amortization	$594.6	(a)	$461.4	(a)	$116.6	$23.3	(a)	$(6.7)
Depreciation and amortization	101.3		66.0		16.1	15.4		3.8
Operating income (loss)	493.3		$395.4		$100.5	$7.9		$(10.5)
Other (income) expense:
Interest expense, net	66.1
Loss on extinguishment of debt	0.5
Stock dividend	(6.5)
Equity loss in unconsolidated subsidiaries/ other	1.9
Amortization of deferred financing costs	3.5
Noncontrolling interest in variable interest entities	7.3
Provision for income taxes	164.6
Net income	$255.9

(a) Consolidated VIE operating income before depreciation and amortization totaled $20.3 million, the television and music VIEs contributed $10.5 million and $9.8 million, respectively.

Unaudited	Year Ended December 31, 2003
$ in millions	Consolidated	Television	Radio (b)	Music	Internet
Operating income (loss) before depreciation and amortization	$433.6	$402.2	$30.9	$9.5	$(9.0)
Depreciation and amortization	84.9	64.1	5.6	9.9	5.3
Operating income (loss)	348.7	$338.1	$25.3	$(0.4)	$(14.3)
Other (income) expense:
Interest expense, net	71.3
Loss on extinguishments of debt	4.1
Equity loss in unconsolidated subsidiaries/other	10.3
(Gain) on change in Entravision ownership interest	(1.6)
Amortization of deferred financing costs	3.8
Provision for income taxes	105.4
Net income	$155.4

(b) Radio was acquired on September 22, 2003.

The table below sets forth a reconciliation of pro forma operating income before depreciation and amortization to historical consolidated net income for the three and twelve months ended December 31, 2003, which is the most directly comparable GAAP financial measure.

Unaudited $in millions	Year Ended December 31, 2003 (a)

Pro Forma operating income before depreciation and amortization	$481.9
Hispanic Broadcasting Corporation operating income before depreciation and amortization	(48.6)
Pro Forma Adjustment	0.3
Operating income before depreciation and amortization	433.6
Depreciation and amortization	84.9
Operating income	348.7
Other (income) loss:
Interest expense, net	71.3
Loss on extinguishments of debt	4.1
Equity loss in unconsolidated subsidiaries/ other	10.3
(Gain) on change in Entravision ownership interest	(1.6)
Amortization of deferred financing costs	3.8
Provision for income taxes	105.4
Net income	$155.4

(a) Radio was acquired September 22, 2003.

Adoption of FIN 46 “Consolidation of Variable Interest Entities”

On March 31, 2004, the Company was required to adopt Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). FIN 46 provides new guidelines about when a company should consolidate in its financial statements the assets, liabilities and operating results of another entity (variable interest entity or “VIE”).

Under the guidelines of FIN 46, the Company is required to consolidate Disa Records, a Mexico-based music recording and publishing company owned 50% by the Company and 50% by the Chavez family. The Company has a call right and the Chavez family has a put right, which requires the Company to purchase the remaining 50% of Disa Records for $75.0 million, subject to certain upward adjustments.

Under the guidelines of FIN 46, the Company is also required to consolidate WLII/WSUR, Inc., a Delaware corporation (“WLII”) owned 100% by Raycom Media, Inc. (“Raycom”). WLII owns two television stations operating in Puerto Rico. The Company exercised its option to acquire WLII for $190.0 million, which is backed by a $20.0 million non-refundable deposit in the form of a standby letter of credit until the Company closes the transaction.

The VIEs, Disa Records and WLII, account for less than 5% of the consolidated assets of the Company. Because the Company adopted FIN 46 as of March 31, 2004, the Company’s results of operations includes the results of operations of the VIEs for the three months and nine months ended December 31, 2004. The Company deducted 50% of the net income or loss attributable to the Chavez’ interest in Disa Records and 100% of the net income or loss attributable to Raycom’s ownership of WLII to reflect eliminations of the interests not owned by the Company. Consequently, the adoption of FIN 46 does not have an effect on net income. The equity method of accounting employed prior to the adoption of FIN 46 and the VIE consolidation of Disa have the same effect on the Company’s net income. WLII’s net income has no impact on our net income since Raycom owns 100% of WLII.

The following represents the income statement information consolidated by the Company for Disa Records and WLII:

	Three months ended December 31, 2004
$ in millions	Combined VIEs	Disa Records	WLII
Net revenues	$30.4	$13.5	$16.9
Direct operating expenses (excluding depreciation expense)	16.1	9.0	7.1
Selling, general and administrative expenses (excluding depreciation expense)	8.6	4.6	4.0
Depreciation and amortization	2.7	2.3	0.4

Operating income (loss)	3.0	(2.4)	5.4
Noncontrolling interest in variable interest entities	1.4	(1.2)	2.6
Other expense / (income)	2.6	(0.1)	2.7
Income (loss) before taxes	(1.0)	(1.1)	0.1
Provision for income taxes	0.2	0.1	0.1
Net loss	$(1.2)	$(1.2)	$—

	Nine months ended December 31, 2004
$ in millions	Combined VIEs	Disa Records	WLII
Net revenues	$97.1	$51.0	$46.1
Direct operating expenses (excluding depreciation expense)	51.0	28.3	22.7
Selling, general and administrative expenses (excluding depreciation expense)	25.8	12.9	12.9
Depreciation and amortization	9.2	8.0	1.2

Operating income	11.1	1.8	9.3
Noncontrolling interest in variable interest entities	7.3	0.6	6.7
Other expense / (income)	2.4	(0.1)	2.5
Income before taxes	1.4	1.3	0.1
Provision for income taxes	0.8	0.7	0.1
Net income	$0.6	$0.6	$—

The consolidation of the VIEs had no impact on the Company’s net income. The Company would have booked ($1.2) million as equity loss and $0.6 million as equity income in unconsolidated subsidiaries prior to the adoption of FIN 46 for the three and nine months ended December 31, 2004, respectively.

The following table sets forth selected earnings per share data from the Company’s financial statements.

$ in millions	Three Months Ended December 31,			Year Ended December 31,
(except per share data)	2004	2003	Change	2004	2003	Change
	(Unaudited)	(Unaudited)		(Unaudited)
Net income available to common stockholders	$67.2	$58.9	14%	$255.9	$155.4	65%

Basic EPS
Net income per share available to common stockholders	$0.21	$0.18	17%	$0.79	$0.61	30%
Weighted average common shares outstanding	323.2	321.6		322.7	253.9

Diluted EPS
Net income per share available to common stockholders	$0.19	$0.17	12%	$0.72	$0.55	31%
Weighted average common shares outstanding	353.0	352.4		353.0	283.8

UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three and Twelve Months Ended December 31, 2003 and 2004
(Dollars and shares in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues:
Television, radio and Internet services	$414.4	$377.2	$1,608.3	$1,197.8
Music products and publishing	46.9	30.9	178.6	113.2
Total net revenues	461.3	408.1	1,786.9	1,311.0

Direct operating expenses of television, radio and Internet services	139.5	127.8	561.2	449.2
Direct operating expenses of music products and publishing	29.6	16.9	102.3	64.5
Total direct operating expenses (excluding depreciation expense)	169.1	144.7	663.5	513.7

Selling, general and administrative expenses (excluding depreciation expense)	133.1	115.1	528.8	363.7
Depreciation and amortization	25.5	25.7	101.3	84.9
Operating income	133.6	122.6	493.3	348.7
Other expense / (income):
Interest expense, net	19.0	16.2	66.1	71.3
Loss on extinguishments of debt	—	4.1	0.5	4.1
Amortization of deferred financing costs	0.8	1.0	3.5	3.8
Equity loss in unconsolidated subsidiaries / other	0.1	2.9	1.9	10.3
(Gain) on change in Entravision ownership interest	—	—	—	(1.6)
Stock dividend(1)	(0.5)	—	(6.5)	—
Noncontrolling interest in variable interest entities	1.4	—	7.3	—
Income before taxes	112.8	98.4	420.5	260.8
Provision for income taxes	45.6	39.5	164.6	105.4
Net income	$67.2	$58.9	$255.9	$155.4

(1) Cumulative 7% annual dividend of the Company’s initial investment in Equity Broadcasting of $26,000,000 in June 2001

UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions, except share and per share data)

	December 31, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents(1)	$189.9	$76.7
Accounts receivable, net	331.8	320.1
Program rights	34.4	39.8
Prepaid expenses and other	108.6	84.0
Total current assets	664.7	520.6

Property and equipment, net	551.1	555.5
Intangible assets, net	4,283.0	3,763.7
Goodwill, net	2,198.0	2,192.8
Deferred financing costs, net	10.4	14.1
Program rights	36.9	37.4
Investments in equity method investees	63.9	139.2
Investments in cost method investees	371.0	364.6
Other assets	48.1	55.0
Total assets	$8,227.1	$7,642.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$229.5	$209.4
Income taxes	2.2	6.0
Accrued interest	23.1	23.2
Accrued license fees	13.6	13.3
Deferred advertising revenues	—	4.3
Program rights obligations	18.3	26.8
Current portion of capital lease obligations	4.8	5.6
Total current liabilities	291.5	288.6

Long-term debt including accrued interest	1,190.4	1,295.1
Capital lease obligations	37.3	73.3
Deferred advertising revenues	—	5.4
Program rights obligations	30.9	25.6
Deferred tax liabilities	975.8	793.2
Other long-term liabilities	54.1	58.7
Total liabilities	2,580.0	2,539.9

Noncontrolling interest in variable interest entities	259.4	—

Stockholders’ equity:
Preferred stock, $.01 par value (10,000,000 shares authorized; 0 issued and outstanding)	—	—
Common stock, $.01 par value (1,040,000,000 shares authorized; 324,349,028 and 323,245,149 shares issued, including shares in treasury, at December 31, 2004 and 2003, respectively)	3.2	3.2
Paid-in-capital	4,640.6	4,611.1
Deferred compensation	(1.8)	(2.4)
Retained earnings	769.3	513.4
Accumulated other comprehensive losses	(1.4)	(0.1)
	5,409.9	5,125.2
Less common stock held in treasury (1,017,180 shares at cost at December 31, 2004 and 2003, respectively)	(22.2)	(22.2)
Total stockholders’ equity	5,387.7	5,103.0
Total liabilities and stockholders’ equity	$8,227.1	$7,642.9

(1) Includes cash and cash equivalents of $25.8 million related to the VIEs

UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Twelve Months Ended December 31,
(Dollars in millions)

	2004	2003
	(Unaudited)
Net income	$255.9	$155.4
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	82.2	72.3
Loss on sale of fixed assets	0.7	0.8
Gain on sale of television station	—	(0.3)
Equity loss in unconsolidated subsidiaries	0.9	8.2
Amortization of intangible assets and deferred financing costs	22.7	16.4
Deferred income taxes	65.9	53.0
Stock dividend	(6.5)	—
Noncontrolling interest in variable interest entities	7.3	—
Loss on extinguishments of debt	0.5	4.1
Non-cash items	0.3	(3.6)
Changes in assets and liabilities; net of assets acquired and liabilities assumed:
Accounts receivable	(7.3)	(15.5)
Program rights	7.3	3.5
Prepaid expenses and other assets	(3.4)	(2.7)
Accounts payable and accrued liabilities	9.1	7.9
Income taxes	(4.6)	24.8
Income tax benefit from options exercised	5.0	10.0
Accrued interest	(0.1)	2.7
Accrued license fees	0.3	1.5
Program rights obligations	(3.4)	(2.6)
Other, net	(7.8)	(6.1)
Net cash provided by operating activities	425.0	329.8

Cash flow from investing activities:
Acquisitions, net of acquired cash	(128.7)	(146.5)
Purchase of Los Angeles building	(52.5)	—
Capital expenditures	(67.6)	(56.3)
Investment in unconsolidated subsidiaries	(0.6)	4.6
Cash of variable interest entities	12.2	—
Other, net	6.1	0.8
Net cash used in investing activities	(231.1)	(197.4)

Cash flow from financing activities:
Proceeds from issuance of long-term debt	170.0	266.0
Proceeds from senior subordinated notes	—	698.2
Repayment of long-term debt	(274.9)	(1,077.0)
Proceeds from issuance of common stock	599.4	—
Repurchase of common stock	(599.4)	—
Exercise of stock options	24.5	26.3
Payment of offering costs	(0.1)	(0.1)
Deferred financing costs	(0.2)	(4.8)
Net cash used in financing activities	(80.7)	(91.4)

Net increase in cash	113.2	41.0
Cash beginning of period	76.7	35.7

Cash end of period	$189.9	$76.7

Supplemental disclosure of cash flow information:
Interest paid	$70.8	$67.8
Income taxes paid	$81.4	$16.9